Special Committee of the Board of Directors of NTS Realty Capital, Inc.,
Managing General Partner of  NTS Realty Holdings Limited Partnership
600 North Hurstbourne Parkway, Suite 300
Louisville, Kentucky 40222

October 18, 2013

NTS Merger Parent, LLC
NTS Merger Sub, LLC
c/o Mr. J.D. Nichols and Mr. Brian Lavin
600 North Hurstbourne Parkway, Suite 300
Louisville, Kentucky 40222

Messrs. Nichols and Lavin:

Since September 30, 2013, the Special Committee of the Board of Directors NTS Realty Capital, Inc. (“Managing GP”), the managing general partner of  NTS Realty Holdings Limited Partnership (the “Partnership”), in consultation with its legal and financial advisors, has conducted a thorough review of the Partnership’s rights and options under that certain Agreement and Plan of Merger among Parent, Merger Sub, Managing GP and the Partnership dated December 27, 2012 (the “Merger Agreement”) in an effort to determine what actions are in the best interests of the unaffiliated holders of the Partnership’s Units at this juncture.  This review included, but was not limited to, consideration of initiating litigation seeking specific performance of the Merger Agreement in accordance with its terms.

Having completed this phase of its review and analysis, the Special Committee hereby terminates the Merger Agreement pursuant to Section 7.1(b)(i) thereof as a result of the failure of the transactions contemplated by the Merger Agreement to close by September 30, 2013.  In making this decision, the Special Committee weighed numerous factors, including the improving financial performance of the Partnership during the nine months that have passed since the execution of the Merger Agreement, and determined that, on balance, it was in the best interests of the unaffiliated holders of the Partnership’s Units to terminate the Merger Agreement at this time.

Notwithstanding this termination, please note that the Special Committee continues to consider additional potential actions, and reserves all of its rights.

October 18, 2013

Sincerely, Special Committee of the Board of Directors of NTS Realty Capital, Inc., Managing General Partner of NTS Realty Holdings Limited Partnership
By: /s/ Mark D. Anderson Name: Mark D. Anderson Title: Chairman

cc:	Stephen H. Miller, Fore, Miller & Schwartz Cezar M. Froelich, Shefsky & Froelich, Ltd. Lee Eichen, Centerboard Securities, LLC C. Craig Bradley, Stites & Harbison PLLC